SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Aviemore Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

573 Verbank Road

Millbrook, NY 12545

TELEPHONE NUMBER:

(845) 677-5733

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Paul Michael Frank

573 Verbank Road

Millbrook, NY 12545

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/_/No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Millbrook, State of New York, on the  20th  day of January, 2004.

ATTEST:

Aviemore Funds

/s/ Donna Rand Frank

/s/ Paul Michael Frank

Donna Rand Frank, Secretary

By:  Paul Michael Frank, Trustee